Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT
OF
COLLEGE LOAN LLC

           THIS LIMITED LIABILITY COMPANY AGREEMENT (together with the schedules attached hereto, this "Agreement") of COLLEGE LOAN LLC (the "Company"), dated as of March 5, 2002 (the "Effective Date"), is entered into by COLLEGE LOAN CORPORATION ("CLC") as the sole economic member of the Company and COLLEGE LOAN SPECIAL PURPOSE CORPORATION ("SPC"), as the special member of the Company. Capitalized terms used and not otherwise defined herein have the meanings set forth in Schedule A hereto, or, if not defined in Schedule A, such terms have the meanings set forth in the Basic Documents (as defined in Schedule A hereto).

RECITALS

           A.   The Company was formed as a Delaware limited liability company on March 5, 2002 (the "Formation Date") by filing the Certificate of Formation with the Delaware Secretary of State.

           B.   CLC and SPC, as the Special Member, desire to continue the Company as a limited liability company under the Act and to enter into this Agreement of the Company.

          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CLC and SPC, as the Special Member, hereby agree as follows:

           Section 1.   Formation; Name.

(a) The Company was formed as a Delaware limited liability company as of the Formation Date by filing the Certificate of Formation.

(b) The name of the limited liability company heretofore formed and continued hereby is College Loan LLC and the business of the Company shall be conducted solely under such name or any other name, to the extent permitted by law.

           Section 2.  Principal Business Office. The principal business office of the Company shall be located at 16855 W. Bernardo Dr., Suite 270, San Diego, California 92127, or such other location as may hereafter be determined by the Member.

           Section 3.  Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporate Trust Company, whose business address is 1209 Orange St., City of Wilmington, County of New Castle, Delaware 19801.

           Section 4.  Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporate Trust Company, whose business address is 1209 Orange St., City of Wilmington, County of New Castle, Delaware 19801.

           Section 5.  Member.

(a) The mailing address of the Member is set forth on Schedule B hereto.

(b) Subject to Section 9(b), the Member may act by written consent.

(c) The Member shall be the only member of the Company that has a limited liability company interest in the Company which represents an interest in the profits, losses, and capital of the Company and the right to receive distributions of Company assets. The Member owns a 100% interest in the profits, losses and capital of the Company. Except for the rights specifically granted herein to the Special Member, the Member shall be the only member of the Company with any voting rights. Unless the Special Member is the sole member of the Company, the Special Member shall have no interest in the profits, losses and capital of the Company and shall have no right to receive any distributions of Company assets. The Special Member shall be admitted as a member of the Company within the meaning of the Act upon execution and delivery of this Agreement or a counterpart signature page to this Agreement. Pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contribution to the Company. Upon the occurrence of an event that causes the Member to cease to be a member of the Company, the Special Member shall, to the fullest extent permitted by law, continue the business of the Company without dissolution. Notwithstanding the last sentence of Section 18-402 of the Act and except as expressly provided in this Agreement, the Special Member may not bind the Company.

           Section 6.  Certificates. Cary Katz is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased and the Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

           Section 7.  Purposes. The purpose to be conducted or promoted by the Company is to engage solely in the following activities:

(a) to originate, acquire, own, hold, sell, transfer, pledge or otherwise dispose of Student Loans and interests therein;

(b) to (i) act as settlor or depositor of one or more trusts (each, a "Trust") formed under a trust agreement (the "Trust Agreement") to be entered into by, among others, the Company, the trustees named therein (each, a "Trustee"), and any other party signing a trust agreement, that will issue one or more series of trust certificates ("Certificates") representing interests in the Financed Student Loans or a Trust and/or issue pursuant to an indenture or other agreement one or more series of bonds, notes or other evidences of indebtedness ("Debt Obligations") collateralized by Financed Student Loans and/or other property and (ii) enter into any other agreement in connection with the authorization, issuance, sale and delivery of Certificates and/or Debt Obligations ("Securities"), including, without limitation, the Basic Documents to which it is a party and arrangements for support for any series of Securities by various forms or credit enhancement;

(c) subject to Section 9(b), to hold, pledge, finance, transfer or otherwise deal with Securities;

(d) subject to Section 9(b), to loan or invest or otherwise apply proceeds from Financed Student Loans, funds received in respect of Securities arid any other income, as determined by the Member, in its sole discretion and to sell and repurchase Financed Student Loans in accordance with the terms thereof;

(e) to negotiate, authorize, execute, deliver, assume the obligations under, and perform, any agreement or instrument or document relating to the activities set forth in clauses (a) through (d) above;

(f) to engage in any activity and to exercise any powers permitted to limited liabilities companies under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing. The Company shall not engage in any business or activity other than in connection with or relating to the activities described above; and

(g) the Company, by or through the Member, Manager or any officer on behalf of the Company, may enter into and perform the Basic Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation, and any such actions heretofore taken by any such Persons are hereby ratified. The foregoing authorization shall not be deemed a restriction on the powers of the Member or officer to enter into other agreements on behalf of the Company.

           Section 8.  Reserved.

           Section 9.  Management.

(a) Subject to Section 9(b), the management of the Company is fully vested in the Member, and except as otherwise provided in this Agreement, such Member shall have full power and authority to manage the business and affairs of the Company in accordance with Section 7.

(b) Limitations on the Company's Activities.

(i) This Section 9(b) is being adopted in order to comply with certain provisions required in order to qualify the Company as a "special purpose entity."

(ii) The Member shall not, so long as any Obligation is outstanding and for a period of one year and one day thereafter, amend, alter, change or repeal the definition of "Special Member" or Section 7, 9, 10, 20, 21, 22, 23, 24, 25, 26, 29 or 31 or Schedule A of this Agreement without the written consent of the Special Member (which shall not be deemed to have consented unless the Special Member shall then have at least two Special Directors and all of the Special Directors of the Special Member have duly authorized the Special Member to consent thereto). Subject to this Section 9(b), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii) So long as any Obligation is outstanding and for a period of one year and one day thereafter, the Member shall cause the Company to, and the Company shall, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises, will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and the Basic Documents, and observe all procedures and provisions required by this Agreement and the laws of the State of Delaware.

(iv) The Member shall cause the Company to, and the Company shall:

(A) maintain its own records, accounts, books of account and bank accounts separate from those of any other Person and shall not commingle its records, accounts, books of account and bank accounts with the organizational or other records, accounts, books of account or bank accounts of any other Person and such records, accounts, books of account and bank accounts shall reflect the separate existence of the Company;

(B) act solely in its own name and through its duly authorized officers or agents in the conduct of its business, prepare all Company correspondence in the Company name, hold itself out as a separate entity from any other Person, conduct its business so as not to mislead others as to the identity of the entity with which they are concerned, correct any known misunderstanding regarding its separate identity, refrain from engaging in any activity that compromises the separate legal identity of the Company, and strictly comply with all organizational formalities to maintain its separate existence;

(C) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D) not commingle its assets with assets of any other Person;

(E) maintain financial statements separate from any other Person. The annual financial statements of the Company shall disclose the effects of its transactions in accordance with generally accepted accounting principles. The consolidated financial statements, if any, which consolidate the assets and earnings of the Member with those of the Company shall contain a footnote stating that the assets of any of the Company shall not be available to creditors of the Member. The financial statements (if any) of the Company shall disclose that the assets of the Company are not available to pay creditors of the Member or any other affiliate (other than the obligations of the Company to pay the expenses of and to indemnify the trustee under a Trust Agreement);

(F) pay its liabilities and operating expenses only out of its funds and not pay from its assets any obligations or indebtedness of any other Person;

(G) maintain an arm's length relationship with its Member, Affiliates and any trust in which it holds a beneficial interest, not enter into any contract or agreement with its Member, Affiliates or and any trust in which it holds a beneficial interest except on terms that are intrinsically fair, commercially reasonable, and substantially similar to those that would be available on an arms-length basis with third parties, and transact all business with its Member, Affiliates and any trust in which it holds a beneficial interest pursuant to written, enforceable agreements;

(H) pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(I) not be, become or hold itself out as being liable for the debts of any other party, or hold out its credit as being available to satisfy the obligation of others. The Company will not act as the agent of the Member or its Affiliates. The Member will not act as the agent for the Company, except as specifically permitted by this Agreement;

(J) allocate fairly and reasonably with any other Person expenses that are shared with such Person including, without limitation, any overhead, rent, or other compensation paid for shared or leased office space. Independent contractors performing services or incurring expenses in connection with such services for the Company shall receive compensation for such services rendered or expenses incurred in an amount equal to the fair value of such services and expenses;

(K) use stationary, invoices and checks separate from any other Person;

(L) not pledge (except pursuant to the Basic Documents), lend or advance any moneys to, or make an investment in or for the benefit of, guarantee (directly or indirectly), endorse or otherwise become contingently liable (directly or indirectly) for the obligations of, or own or purchase any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except as permitted by the Basic Documents;

(M) maintain adequate capital for the normal obligations reasonably foreseeable in a business of the Company's size and character and in light of its proposed business operations and liabilities;

(N) not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7;

(O) not sell, pledge, transfer, assign or otherwise convey less than 100% of the interest of the Member in the Company if, following such sale, pledge, transfer, assignment or conveyance, the Member would consist of more than one Person;

(P) cause the managers, officers, agents and other representatives of the Company, if any, to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and

(Q) not acquire or assume my obligation or liability of, or purchase any stock or securities of or any other interest in, or make any capital contribution to, any of its members, affiliates of such members, or other affiliates of the Company.

Failure by the Company or the Member or the Manager, on behalf of the Company, to comply with any of the foregoing (A) through (Q) or any other covenant set forth in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member, the Special Member or the Manager.

(v) Negative Covenants. So long as any Obligation is outstanding or any amounts are owed by the Company under any Basic Document and for a period of one year and one day thereafter, without the consent of the Special Member (which shall not be deemed to have consented unless the Special Member shall then have at least two Special Directors and all of the Special Directors of the Special Member have duly authorized the Special Member to consent thereto), neither the Company, the Member, nor any other Person on behalf of the Company shall have the authority to:

(A) do any act in contravention of this Agreement;

(B) do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(C) confess a judgment against the Company;

(D) possess Company Property, or assign rights, if any, in specific Company Property, for other than Company purpose;

(E) knowingly perform any act that would subject (1) the Member to liabilities of the Company in any jurisdiction or (2) the Company to taxation as a corporation under relevant provisions of the Code;

(F) except as otherwise provided for herein or as contemplated by the Basic Documents, sell, pledge, transfer, assign or otherwise convey the Company Property;

(G) take any Material Action, notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company or the Member; or

(H) except with respect to (i) obligations of the Company to indemnify the trustee of a trust for which the Company is a depositor or in which the Company is a participant or (ii) representations and warranties made by the Company related to loans transferred by the Company to such trusts, enter into any agreements, written or otherwise, between the Member and the Company or any other party pursuant to which the Member agrees to extend credit or make payment or contributions to or for or assume, guaranty or otherwise be obligated for the payment or performance of either the Special Member or the Company; provided, however, that any Member may make any capital contributions to the Company or the Special Member that such Member determines to be in the Member's own best interest.

           Section 10.  Special Member and Manager.

(a) As long as any Obligation is outstanding or any amounts are owed by the Company under any Basic Document and for a period of one year and one day thereafter, except in the case of a temporary vacancy, which shall promptly be filled, the Member shall cause the Company at all times to have a Special Member. All right, power and authority of the Special Member shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, in acting or otherwise voting on the matters with respect to the Company and notwithstanding that the Company may not be insolvent, the Member, the Special Member and the Manager shall take into account the interests of the Company's creditors as well as those of the Member and the Company. At such time as all Obligations of the Company have been paid in full and no amounts are owed by the Company under any Basic Document and for a period of one year and one day thereafter, any provision of Section 9(b) or otherwise herein requiring the consent of the Special Member shall no longer be effective.

(b) All right, power and authority of the Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the preceding paragraph, in exercising its rights and performing its duties under this Agreement, the Manager shall have fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. The Manager shall not at any time serve as trustee in bankruptcy for arty Affiliate of the Company. No resignation or removal of an Manager, and no appointment of a successor Manager, shall be effective until the successor Manager shall have accepted his or her appointment by a written instrument, which may be a counterpart signature page to this Agreement. In the event of death, incapacity or other termination of an Manager, the Company shall appoint a successor Manager within 10 days.

           Section 11.  Officers. The Member may, from time to time as it deems advisable, appoint Officers of the Company and assign in writing titles (including, without limitation, president, vice president, secretary, and treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 11 may be revoked at any time by the Member. The Officers, if any, listed on Schedule C hereto are hereby appointed the Officers of the Company by the Member. The Member may revise Schedule C in its sole discretion at any time.

           Section 12.  Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member, the Special Member nor the Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Manager of the Company.

           Section 13.  Capital Contributions. The Member shall contribute to the Company property of an agreed value as listed on Schedule B hereto. In accordance with Section 5(c), the Special Member shall not be required to make any capital contributions to the Company.

           Section 14.  Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

           Section 15.  Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member. The Special Member shall not be allocated any profits or losses.

           Section 16.  Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Basic Document.

           Section 17.  Books and Records. The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The books of the Company shall at all times be maintained by the Member. The Company shall not have the right to keep confidential from the Member any information that any manager of the Company would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company's books of account shall be kept using the method of accounting determined by the Member. The Company's independent auditor, if any, shall be an independent public accounting firm selected by the Member. The books and records and bank accounts of the Company may be kept inside or outside of the State of Delaware, at such place or places as may be designated from time to time by the Member, subject to any statutory limitations set forth in the Act.

           Section 18.  Reports.

(a) The Company shall use diligent efforts to cause to be prepared and mailed to the Member, within 120 days after the end of each fiscal year, an audited or an audited report setting forth as of the end of such fiscal year:

(i)	a statement of financial condition of the Company;

(ii)	an income statement of the Company for such fiscal year; and

(iii)	a statement of the Member's capital account.

(b) The Company shall, after the end of each fiscal year, use reasonable efforts to cause the Company's independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

           Section 19.  Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement. Notwithstanding the foregoing, the Member shall account to the Company, and hold in trust for it, any property, profit or benefit received by the Member in the conduct or winding up of the Company's business or from use or appropriation by the Member of any Company Property, including, without limitation, any information developed exclusively for the Company and opportunities offered exclusively to the Company.

           Section 20.  Exculpation and Indemnification.

(a) Neither CLC, the Member, the Special Member, any Manager, any Officer, nor any employee or agent of the Company and no employee, representative, agent or Affiliate of CLC, the Member or Special Member (collectively, the "Covered Persons") shall be liable to the Company or any other Person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered person's gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of the Company assets only, and the Member and the Special Member shall not have personal liability or account thereof; and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined that the Covered person is not entitled to be indemnified as authorized in this Section 20.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall, to the fullest extent permitted by applicable law, not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member and the Special Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 20 shall survive any termination of the Company or this Agreement.

           Section 21.  Prohibition of the Sale; Transfer or Mortgage of Member Interests.

(a) Except as provided in Section 9(b)(iv)(O), no Member or beneficial owner of any Member Interest shall sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (collectively called a "Transfer"), its Member Interest or any beneficial interest therein and any attempt to do so will be void.

(b) In the event that a Member shall at any time transfer or attempt to transfer any of its Member Interest and any rights hereby granted in violation of Section 9(b)(iv)(O), the Special Member or any Manager shall, in addition to all rights and remedies at law and in equity, be entitled, to the fullest extent permitted by law, to a decree or order restraining and enjoining such Transfer and the offending Member shall, to the fullest extent permitted by law, not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

(c) The Special Member shall not have any right to assign or transfer its limited liability company interest, if any, or rights as Special Member. Such limited liability company interest, if any, and rights of the Special Member shall belong solely to and be exercised solely by the Special Member.

           Section 22.  Resignation. So long as any Obligation is outstanding or amounts are owed by the Company under any Basic Document and for a period of one year and one day thereafter, the Member and the Special Member may not resign, except as permitted under the Basic Documents. If the Member or the Special Member is permitted to resign pursuant to this Section 22, an additional member or Special Member of the Company, as applicable, shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and immediately following such admission, the resigning Member shall cease to be a member of the Company.

           Section 23.  Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation remains outstanding or amounts are owed by the Company under any Basic Document and for a period of one year and one day thereafter, no additional Member may be admitted to the Company.

           Section 24.  Dissolution.

(a) Subject to Section 9(b), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (ii) the written consent of the Member, or (iii) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with this Agreement or the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member in the Company.

(b) Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or the Special Member shall not cause the Member or the Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

           Section 25.  Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member, on behalf of itself, its successors and its assigns, hereby irrevocably waives any right or power that the Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member further agrees to not petition on behalf of the Company the Bankruptcy Court pursuant to the United States Bankruptcy Code for any bankruptcy, reorganization, arrangement, insolvency or liquidation without the consent of the Special Member (which shall not be deemed to have consented unless the Special Member shall then have at least two Special Directors and all of the Special Directors of the Special Member have duly authorized the Special Member to consent thereto). The Member agrees that this Section may be pleaded as a bar to the maintenance of such action. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

           Section 26.  Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

           Section 27.  Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

           Section 28.  Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

           Section 29.  Binding Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 9, 10, 20, 21, 22, 23, 24, 26. 29 and 31, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Manager and the Special Member in accordance with its terms. In addition, the Manager shall be an intended beneficiary of this Agreement.

           Section 30.  Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

           Section 31.  Amendments. Subject to Section 9(b), this Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended except: (a) to cure any ambiguity or (b) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

           Section 32.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and of which together shall constitute one and the same instrument.

           Section 33.  Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

           Section 34.  Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of filing of the Certificate of Formation with the Office of the Secretary of State on March 5, 2002.

           IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the 1st day of March, 2002.

COLLEGE LOAN CORPORATION, as SOLE
ECONOMIC MEMBER

By:  /s/ Cary Katz
Name Cary Katz
Title President

COLLEGE LOAN SPECIAL PURPOSE
CORPORATION, as SPECIAL MEMBER

By:  /s/ Cary Katz
Name Cary Katz
Title President

Agreed to and consented to by:

MANAGER

By:  /s/ Cary Katz
Name Cary Katz
Title President of College Loan Corporation, Manager

SCHEDULE A

DEFINITIONS

           Section 1.  Definitions. When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

           "Act" means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

           "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

           "Agreement" shall have the meaning set forth in the preamble.

           "Bankruptcy" means, with respect to any Person, if such Person (a) makes an assignment for the benefit of creditors; (b) files a voluntary petition in bankruptcy; (c) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (g) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Section 18-101(1) and 18-304 of the Act.

           "Basic Documents" means (a) the Indenture of Trust, dated as of March 1, 2002, by and among College Loan Corporation Trust 1, as issuer (the "Issuer"), Bankers Trust Company, as eligible lender trustee (the "Eligible Lender Trustee") and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"), as amended or supplemented from time to time; (b) the First Supplemental Indenture of Trust, dated as of March 1, 2002, by and between the Issuer and the Indenture Trustee, and any similar documents entered into in connection with the issuance of Obligations; (c) the Trust Agreement, dated as of March 5, 2002, by and between the Company, as sponsor, and Wilmington Trust Company, as Delaware trustee; (d) the Amended and Restated Trust Agreement, dated as of March 1, 2002, by and between the Company, as sponsor, and Wilmington Trust Company, as Delaware trustee; (e) the Trust Agreement, dated as of March 6, 2002, by and between the Issuer and the Eligible Lender Trustee; (f) the Administration Agreement, dated as of March 1, 2002, by and between the Issuer and CLC, as administrator; (g) any other administration agreement entered into by the Issuer with an administrator from time to time; (h) a Federal FFEL Origination/Servicing Agreement, dated as of March 1, 2002, by and between AFSA Data Corporation and the Issuer; (i) a LOAN APPLICATION PROCESSING, SERVICING AND PURCHASE AGREEMENT dated as of the 8th day of February 2002, as amended by the AMENDMENT TO CONSOLIDATION LOAN APPLICATION PROCESSING, SERVICING AND PURCHASE AGREEMENT effective as of March 20, 2002, among Southwest Student Services Corporation, Arizona Educational Loan Marketing Corporation, College Loan Corporation, College Loan Corporation Trust I and Bank One, National Association, as eligible lender trustee; (j) the Note Purchase Agreement, dated as of March 18, 2002, between the Issuer, as seller, and UBS PaineWebber Inc., as initial purchaser; and (k) the FFELP Loan Purchase Agreement, dated as of March 1, 2002, by and among the Issuer acting by and through the Eligible Lender Trustee, not individually but solely as eligible lender trustee, and CLC acting by and through Bank One, National Association, not individually but solely as eligible lender trustee.

           "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 5, 2002, as amended or amended and restated from time to time.

           "CLC" shall have the meaning set forth in the preamble.

           "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto.

           "Company" shall have the meaning set forth in the preamble.

           "Company Property" means all properties, cash, assets, interests and rights of any type owned by the Company, including all assets acquired with Company funds or in exchange for Company Property.

           "Control" (including the terms "Controlling" and "Controlled") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

           "Covered Persons" has the meaning set forth in Section. 20(a).

           "Effective Date" shall have the meaning set forth in the preamble.

           "Formation Date" shall have the meaning set forth in the recitals.

           "Manager" means College Loan Corporation, a California corporation, and its successors and assigns.

           "Material Action" means to (i) consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company (other than in the ordinary course of business or as contemplated by the Basic Documents), (ii)(A) commence any case, proceeding or other action or file a petition under any existing or future bankruptcy, insolvency or similar law seeking (1) to adjudicate the Company a bankrupt or insolvent, (2) to have an order for relief entered with respect to the Company, or (3) to the fullest extent permitted by law, reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to the Company or its debts, (B) consent to the institution of bankruptcy or insolvency proceedings against the Company, (C) seek or consent to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (D) except as required by law, admit the Company's inability to pay its debts generally as they become due, (E) fail generally to cause the Company to pay its debts as such debts become due ‘within the meaning of the Federal Bankruptcy Code, as determined by a relevant bankruptcy court, (F) make a general assignment by the Company for the benefit of creditors, or (G) authorize, take any action in furtherance of, consenting to or acquiesce in any of the foregoing or any similar action or other proceedings under any United States Federal or state bankruptcy or insolvency or similar law on behalf of, or with respect to, the Company, or in connection with the Obligations, the Trust Agreement, this Agreement or any of the other Basic Documents, or (iii) to the fullest extent permitted by law, dissolve or liquidate the Company.

           "Member" means CLC, and includes any Person (other than the Special Member) admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement.

           "Member Interest" means with respect to any Member, (a) that Member's status as a member of the Company; (b) that Member's right to receive distributions from the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a member of the Company, including that Member's rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under that Act, this Agreement or otherwise) in its capacity as a member of the Company, including any obligations, if any, to make capital contributions.

           "Obligations" shall mean the indebtedness, liabilities and obligations of the Company under or in connection with this Agreement, the other Basic Documents or any related document in effect as of any date of determination.

           "Officer" means an officer of the Company described in Section 11.

           "Person" means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

           "Special Directors" has the meaning set forth in the definition of Special Member.

           "Special Member" shall mean initially, College Loan Special Purpose Corporation, a Delaware Corporation, and any other corporation (i) which has two duly appointed directors (each a "Special Director" and collectively, the "Special Directors") each of whom that when a director of the corporation and at any time during the preceding five years: (A) has not and does not own beneficially, directly or indirectly any of the outstanding stock or equity interest in the corporation, the Company, any of the corporation's other Affiliated Persons, a Member or any other Affiliates of a Member or the Company; (B) who has not been and is not (and has not and is not affiliated with) a creditor, customer, supplier, employee, officer, director (except as independent director of the corporation or other limited or special purpose, bankruptcy remote entities), family member of an equity interest holder, manager, contractor, member of, or other Person who derives any of its purchases or revenues from its activities with (except as independent director of the corporation or other limited or special purpose, bankruptcy remote entities), the corporation, the Company, any of the corporation's other Affiliated Persons, a Member or any other Affiliates of a Member or the Company; (C) has not and does not control (whether directly, indirectly, or otherwise) the corporation, the Company, any of the corporation's other Affiliated Persons, a Member or any other Affiliates of a Member or the Company, or any of their creditors, suppliers, customers, employees, officers, other directors, managers, or contractors; and (D) is not and has not been affiliated with a tax-exempt entity that receives significant contributions from the corporation, the Company, any of the corporation's other Affiliated Persons, a Member or any other Affiliates of a Member or the Company and (ii) the articles of incorporation of which are substantially similar to those of College Loan Special Purpose Corporation.

           "Transfer" shall have the meaning set forth in Section 2l(a).

           Section 2.  Rules of Construction. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

MEMBER

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest

College Loan Corporation	16855 W. Bernardo Dr., Suite 270, San Diego, California 92127	$10.00	100%

SCHEDULE C

OFFICERS

Name	Office President Secretary and Assistant Treasurer Treasurer and Assistant Secretary